For  the  semi-annual period  ended  (a)
September 30, 1997
File number (c) 811-4710



                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders



     An  Annual  Meeting of Stockholders
was  held  on  July 10, 1997.   At  such
meeting  the  stockholders  elected  the
entire  slate of Class II Directors  and
ratified  the  selection of  independent
accountants.    Shareholders   did   not
approve the following proposal submitted by a shareholder of the Fund:


     a)   approval   of   a  shareholder
          proposal   recommending    the
          liquidation of the Fund.

          Affirmative
Negative        Shares
          votes cast               votes
cast Abstained

                               2,733,730
4,222,890      373,264